FOR IMMEDIATE RELEASE

NORDSON CORPORATION NAMES NEW CORPORATE CONTROLLER

WESTLAKE, Ohio – February 22, 2006 – Nordson Corporation (Nasdaq: NDSN) today announced that Gregory Thaxton has been elected corporate controller. In this position, Thaxton will be the company’s chief accounting officer in charge of the corporate accounting function and investor relations. He also will be responsible for leading the group controllers across Nordson’s 14 businesses worldwide. Thaxton will report to Peter S. Hellman, president and chief financial and administrative officer.

“Greg brings valuable experience and skills to this important position. I am confident that he will continue to play a key role in Nordson’s ongoing growth and success,” said Hellman.

This completes the management succession, which was announced in September, 2005, reflecting the planned retirement of Nicholas Pellecchia, vice president, finance and controller, at the end of February.

Prior to Thaxton’s new role, he was the group controller for Nordson’s Pacific South Division as well as the Finishing and Coating Systems business. He started his career with Nordson in 1989. Thaxton, a certified public accountant, holds a bachelor’s degree in accounting from Miami University and a master’s degree in business administration from Baldwin-Wallace College.

Nordson Corporation is one of the world’s leading producers of precision dispensing equipment that applies adhesives, sealants and coatings to a broad range of consumer and industrial products during manufacturing operations. The company also manufactures technology-based systems for curing and surface treatment processes. Headquartered in Westlake, Ohio, Nordson has more than 3,600 employees worldwide, and direct operations and sales support offices in 30 countries.

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Contact: Phone: E-mail:	Derrick Johnson, Director, Corporate Communications (440) 414-5639 djohnson@nordson.com